UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2017

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Campus View Blvd., Ste. 200, Columbus, Ohio	43235
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:   (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 2.01.  Completion of Acquisition or Disposition of Assets

On February 28, 2017 Omega Commercial Finance Corp. (“the Company”) agreed to sell and Partners South Holdings LLC. (“Purchaser”) hereby agreed to purchase 160,000 shares of Series Z preferred stock (the “Shares”) from the Company at a purchase price of $2.50 per Share (the “Purchase Price”) totaling Four Hundred Thousand Dollars ($400,000).

The proceeds were deposited in the trust account of the Company’s counsel.  The proceeds therefrom shall be disbursed from the trust account and used solely for the acquisition of a targeted asset and working capital for the Company.

The Purchase Price shall be payable contemporaneously with the execution of this subscription agreement (the “Subscription Agreement”) by wire transfer in immediately available funds in accordance with instructions furnished by the Company. The Shares are being offered and sold to Purchaser by the Company in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.

Purchaser further understands that Purchaser’s rights and responsibilities as a Purchaser and the terms and conditions of the sale and purchase of the Shares will be governed by the terms and conditions of the Subscription Agreement; and as such an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.  Upon receipt of an executed copy of this Subscription Agreement and payment of the Purchase Price, the Company will deliver to Purchaser a certificate evidencing the Shares registered in Purchaser’s name.

Date: March 7, 2017

OMEGA COMMERCIAL FINANCE CORPORATION

By: /s/ Todd C. Buxton

Todd C. Buxton, CEO